Exhibit 99.1

RUBICON TECHNOLOGY, INC. REAFFIRMS SECOND QUARTER

2011 GUIDANCE AND CLARIFIES TAX RATE

Bensenville, Ill – June 15, 2011— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reaffirmed its previously issued second quarter 2011 revenue and earnings guidance and clarified its projected tax rate for the second quarter and remainder of the year.

The Company reported that it is having another solid quarter and estimates that revenue in the second quarter should come in at the high end of the $40 million and $43 million range of its previously provided guidance. Pre-tax earnings are also expected to be at the high end of the previous estimates. The Company’s second quarter EPS guidance of $0.82 to $0.86 assumed a diluted share count of 24 million shares and a tax rate of 7 percent, which represents accrual for state income taxes only. When providing this guidance, management indicated that a determination might be made to begin accruing for federal income tax as soon as the second quarter due to a number factors, including the dramatic increase in earnings of the Company. William Weissman, Rubicon’s Chief Financial Officer, has confirmed that the Company will begin accruing for federal income tax beginning the second quarter of this year, which will bring the Company’s effective tax rate up to approximately 40 percent for the second quarter and for the remainder of this year. Weissman also confirmed that the projected effective tax rate for 2012 remains at 30 to 35 percent. Factoring in the higher tax rate adjusts previously issued EPS guidance to between $0.53 and $0.55.

Mr. Weissman said “We are having another strong quarter and expect our revenue and earnings to come in at the high end of our previous estimates. We indicated in our last earnings call that we might begin accruing for federal income tax in the second quarter and, based on our continued strong earnings, it has been determined that accruing for federal tax in the second quarter is appropriate. The high end of our EPS guidance, adjusted for the higher tax rate is $0.55.”

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2011, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610